Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact:     Donald Von Hagen (media)
+1 336-436-8263
Media@labcorp.com
Scott Frommer (investors)
+1 336-436-5076
Investor@labcorp.com

Company Information: www.labcorp.com

358 South Main Street
Burlington, NC 27215
Telephone: (336) 584-5171

LABCORP LAUNCHES CONSUMER-INITIATED WELLNESS TEST OFFERING
Pixel by LabCorp℠ Offers Self-Collected Testing Anytime, Anywhere to Empower Healthcare Consumers

Burlington, NC, November 1, 2018 - LabCorp® (NYSE: LH), a leading global life sciences company, today announced the launch of Pixel by LabCorp℠, the latest innovation in the company’s strategy to create a leading and differentiated consumer experience. Pixel by LabCorp enhances patient convenience by offering consumer-initiated wellness testing featuring sample self-collection anytime and anywhere, and personalized online results.

“We are seeing a profound shift in consumers’ attitudes and expectations about how they want to access healthcare,” said David P. King, LabCorp’s chairman and CEO. “Consumers are focusing on monitoring and improving their health and wellness, rather than reacting to symptoms of disease. Pixel by LabCorp represents a powerful new tool for consumers to manage their health by initiating high-quality LabCorp testing where and when they choose.”

To use Pixel by LabCorp, consumers purchase test packages at Pixel.LabCorp.com, and typically receive a sample self-collection kit within two to three days. The test packages include a physician review and order, which is required for all Pixel by LabCorp testing and is seamlessly integrated into the overall digital experience. The consumer collects the sample and returns it in the postage-paid, pre-addressed kit box to LabCorp’s CAP‑accredited and CLIA-certified lab. Within two to three days of the lab receiving the sample, LabCorp posts an easy-to-read test report to the consumer’s online account.

At Pixel.LabCorp.com, consumers can purchase test packages with home-based sample collection, beginning with screens for wellness, heart health, diabetes, and colorectal cancer. Additional test offerings are planned for the near future.

Pixel by LabCorp is available to consumers 18 or older in 45 states. It is currently not offered in Maryland, Massachusetts, New Jersey, New York, or Rhode Island.

In addition to Pixel by LabCorp, LabCorp’s consumer-focused tools and services include the LabCorp at Walgreens patient service centers, which will expand to more than 600 locations over the next four years; the LabCorp|Patient online portal and LabCorp|PreCheck, which provide enhanced, online appointment scheduling; the LabCorp|Express tablet-based system for expedited check-in at LabCorp sites and access to LabCorp test results; and access to LabCorp test results in Apple Health Records on iPhone®. To learn more about Pixel by LabCorp, visit Pixel.LabCorp.com.

About Pixel by LabCorp
Pixel by LabCorp is the company’s latest effort to empower consumers with a menu of high-quality wellness tests to help them make more informed choices about their health. It enhances patient convenience by offering consumer-initiated wellness testing featuring sample self-collection anytime and anywhere, and personalized online results. This new service makes wellness testing even more accessible to consumers and demonstrates how LabCorp continues to change the way care is provided. In a seamless and easy process, Pixel by LabCorp allows consumers to purchase test packages at Pixel.LabCorp.com, beginning with screens for wellness, heart health, diabetes, and colorectal cancer, with additional test offerings planned for the near future. Most testing requires only a few drops of blood collected from the fingertip, empowering consumers to more proactively manage their and their family’s health and wellness. Learn more at Pixel.LabCorp.com.

About LabCorp®

LabCorp (NYSE: LH), an S&P 500 company, is a leading global life sciences company that is deeply integrated in guiding patient care, providing comprehensive clinical laboratory and end-to-end drug development services. With a mission to improve health and improve lives, LabCorp delivers world-class diagnostic solutions, brings innovative medicines to patients faster and uses technology to improve the delivery of care. LabCorp reported net revenues of more than $10 billion for 2017. To learn more about LabCorp, visit www.LabCorp.com, and to learn more about Covance Drug Development, visit www.Covance.com.

Forward-Looking Statements
This press release contains forward-looking statements including but not limited to statements with respect to estimated 2018 guidance and the related assumptions, the impact of various factors on operating and financial results, expected savings and synergies (including from the LaunchPad initiative and from acquisitions), and the opportunities for future growth. Each of the forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions and other unforeseen changes and general uncertainties in the marketplace, changes in government regulations, including healthcare reform, customer purchasing decisions, including changes in payer regulations or policies, other adverse actions of governmental and third-party payers, changes in testing guidelines or recommendations, adverse results in material litigation matters, the impact of changes in tax laws and regulations, failure to maintain or develop customer relationships, our ability to develop or acquire new products and adapt to technological changes, failure in information technology, systems or data security, employee relations, and the effect of exchange rate fluctuations. Actual results could differ materially from those suggested by these forward-looking statements. The Company has no obligation to provide any updates to these forward-looking statements even if its expectations change. Further information on potential factors, risks and uncertainties that could affect operating and financial results is included in the Company’s Form 10-K for the year ended December 31, 2017, and subsequent Forms 10-Q, including in each case under the heading risk factors, and in the Company’s other filings with the SEC. The information in this press release should be read in conjunction with a review of the Company’s filings with the SEC including the information in the Company’s Form 10-K for the year ended December 31, 2017, and subsequent Forms 10-Q, under the heading MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

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